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EXHIBIT 21.1

LIST OF SUBSIDIARIES

Subsidiary	State of organization	Additional names under which subsidiary does business (if any)
Comprehensive Health Management, Inc.	Florida
Comprehensive Health Management Inc. of Florida
Comprehensive Health Management of Florida, Inc.
Florida Comprehensive Health Management, Inc.
Malama 'Ohana Case Management
WellCare Innovation Institute

Comprehensive Reinsurance, Ltd.	Cayman Islands
Exactus Pharmacy Solutions, Inc. (f/k/a WellCare Specialty Pharmacy, Inc.)	Delaware
Harmony Behavioral Health, Inc.	Florida
Harmony Behavioral Health IPA, Inc.	New York
Harmony Health Management, Inc.	New Jersey
Harmony Health Plan of Illinois, Inc.	Illinois	Harmony Health Plan of Indiana Harmony Health Plan of Missouri
Harmony Health Systems, Inc.	New Jersey
HealthEase of Florida, Inc.	Florida	HealthEase
‘Ohana Health Plan, Inc.	Hawaii
The WellCare Management Group, Inc.	New York
WCG Health Management, Inc.	Delaware
WellCare Health Insurance of Arizona, Inc.	Arizona	‘Ohana Health Plan
WellCare Health Insurance of Illinois, Inc.	Illinois	WellCare of Kentucky, Inc.
WellCare Health Insurance of New York, Inc.	New York
WellCare Health Plans of California, Inc.	California
WellCare Health Plans of New Jersey, Inc.	New Jersey
WellCare of Connecticut, Inc.	Connecticut
WellCare of Florida, Inc.	Florida	Staywell Health Plan of Florida
WellCare of Georgia, Inc.	Georgia
WellCare of Kansas, Inc.	Kansas
WellCare of Louisiana, Inc.	Louisiana
WellCare of New York, Inc.	New York
WellCare of Ohio, Inc.	Ohio
WellCare of Texas, Inc.	Texas
WellCare Pharmacy Benefits Management, Inc.	Delaware
WellCare Prescription Insurance, Inc.	Florida